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                                                                    EXHIBIT 99.2


                               [LOGO OF ALADDIN]

                                                           FOR IMMEDIATE RELEASE

                        ALADDIN FILES CHAPTER 11 PETITION

LAS VEGAS, Nevada (September 28, 2001) - Aladdin Gaming LLC, owner of Aladdin Resort & Casino, today filed a petition for Chapter 11 reorganization in U.S. Bankruptcy Court for the District of Nevada.

         The Chapter 11 petition will allow the resort to continue operation while management develops a reorganization plan. Along with the protection from foreclosure traditionally afforded by a Chapter 11 filing, Aladdin will also receive additional capital as needed to fund ongoing operations. The company's lending group through its syndication agent Bank of Nova Scotia has agreed to immediately provide $9 million in operating capital to meet the property's short-term cash flow needs. The lending group also expressed to the company and the court a willingness to lend up to an additional $41 million in funds to maintain operations at the 2,567-room hotel/casino.

         "Today's speedy and positive response by the court is a heartening move forward for Aladdin," said Aladdin spokesman Fred Lewis. "We will get about the business of reorganizing, mindful that we are part of a community and an industry that is feeling the effects of a national disaster. We will continue to work to attract guests to Las Vegas, and to provide them with a level of service that will make them want to return."

         Aladdin Resort & Casino features 2,567 hotel rooms, a 100,000-square-foot main casino and the 30,000 square foot London Club Casino. The resort also includes 75,000 square feet of meeting space and the 7,000-seat Theatre for the Performing Arts. Aladdin adjoins the 475,000-square-foot Desert Passage shopping center, which is independently owned and financed, and is operated by TrizecHahn Development and is not included in this Chapter 11 filing.
                                     - end -

CONTACTS:         FRED LEWIS                         LYNN HOLT
                  Aladdin Resort & Casino            Aladdin Resort & Casino
                  (702) 785-5011                     (702) 785-5020